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                             TENET HEALTHCARE CORPORATION

                  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS *
                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                           Three Months Ended
                                                                August 31,
                                                           ------------------
                                                            1996        1997
                                                           ------      ------

Weighted average number of shares of common
  stock outstanding . . . . . . . . . . . . . . . .           295         305
Dilutive effect of outstanding stock equivalents
  (stock options and warrants). . . . . . . . . . .             6           5
                                                           ------      ------

TOTAL                                                         301         310
                                                           ------      ------
                                                           ------      ------

Net income. . . . . . . . . . . . . . . . . . . . .        $   96      $  116
                                                           ------      ------
                                                           ------      ------

Earnings per common and common equivalent share . .        $ 0.32      $ 0.38
                                                           ------      ------
                                                           ------      ------













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*   All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.



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